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                                 EXHIBIT 10.50

Promissory Note, dated December 10, 1999, between ICG Telecom Group, Inc. and
                                  John Kane.

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                                PROMISSORY NOTE

$80,000                                                      Englewood, Colorado

                                                             December 10, 1999

         FOR VALUE RECEIVED, the undersigned John Kane ("Maker") promises to pay to the order of ICG Telecom Group, Inc., its successors or assigns ("Holder") the principal sum of Eighty Thousand and 00/100 Dollars ($80,000). Such amount shall be payable immediately on the earlier of demand or February 15, 2000 to the Holder at 161 Inverness Drive West, Englewood, Colorado 80112, or at such other place as the Holder may designate from time to time in writing, in lawful money of the United States of America.

         This Note shall not bear interest on the principal hereof. However, if payment of this Note is not made when due, the principal shall accrue interest at the rate of ten percent (10%) per annum until paid.

         This Note shall be binding upon the Maker, his personal representatives, heirs, successors and assigns.

         Maker agrees to pay to the Holder upon demand, all costs and expenses (including attorneys' fees) incurred by the Holder in collection and enforcement of this Note.

         The terms and provisions of this Note shall be governed by the laws of the State of Colorado.



                                                       MAKER:


                                                       /s/ John Kane
                                                       -------------------------
                                                       John Kane